EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

For:  MAF Bancorp, Inc.                     Contacts: Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                       Financial Officer
      Clarendon Hills, IL 60514                       Michael J. Janssen, Senior
                                                        Vice President
      www.mafbancorp.com                              (630) 325-7300



                  MAF BANCORP REPORTS FIRST QUARTER EARNINGS OF
                             $.73 PER DILUTED SHARE

Clarendon Hills, Illinois, April 22, 2004 - MAF Bancorp, Inc. (MAFB) announced today that net income for the first quarter ended March 31, 2004 totaled $24.8 million compared to $19.3 million in last year's first quarter. Earnings per diluted share for the current quarter totaled $.73 per diluted share, compared to $.81 per diluted share reported for the first quarter of 2003. While net income in the current quarter increased, earnings per share was impacted by the larger number of average shares outstanding as a result of the completion of the St. Francis Capital Corporation merger in December 2003 and the Fidelity Bancorp merger in July 2003.

The quarter-over-quarter decline in earnings per share was anticipated since, as previously reported, most of the expected cost savings from the St. Francis merger will not begin until the completion of the data processing conversion, scheduled for the end of May 2004. In addition, the Company currently expects most of its real estate development profits to be earned in later quarters of 2004. As discussed later, the Company currently estimates calendar 2004 results of $3.45-$3.55 per diluted share, an increase of 6%-9% over 2003 results.


                   NET INTEREST INCOME AND NET INTEREST MARGIN

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Net interest margin                                    3.10%             3.07%            2.94%
    Net interest income (000's)                         $64,029            $52,952         $41,055

    AVERAGE ASSETS:
    Yield on interest-earning assets                       4.94%             5.05%            5.52%
    Yield on loans receivable                              5.14%             5.27%            5.95%
    Yield on mortgage-backed securities                    3.74%             3.74%            4.33%
    Yield on investment securities                         5.11%             4.70%            4.25%
    Average interest-earning assets (000's)          $8,264,886         $6,906,311      $5,586,324

    AVERAGE LIABILITIES:
    Cost of interest-bearing liabilities                   2.04%             2.20%            2.92%
    Cost of deposits                                       1.34%             1.34%            1.98%
    Cost of borrowed funds                                 3.58%             4.17%            5.06%
    Average interest-bearing liabilities (000's)     $7,472,967         $6,206,339      $4,997,307

NET INTEREST MARGIN: MARCH 2004 V. DECEMBER 2003. The modest increase in the net interest margin during the past three months was the result of a slight improvement in the interest rate spread. The spread improvement resulted from a 16 basis point decline in the cost of interest-bearing liabilities that offset an 11 basis point decline in the yield on interest-earning assets.

The decline in the average yield on interest-earning assets was largely due to the 13 basis point decrease in the yield on loans receivable. The pace of decline in the loan portfolio yield has continued to slow, however, as refinancing activity has abated during the past two quarters.

The decline in the average cost of interest-bearing liabilities during the current quarter was attributable to a 59 basis point reduction in the cost of borrowed funds, which declined because of downward repricing of maturing borrowings, the addition of floating-rate borrowings and the impact of having a full three months of lower borrowing costs on liabilities added in connection with the St. Francis merger. The cost of deposits, which had been a primary driver of net interest margin improvements in recent quarters, remained the same during the past quarter.

The St. Francis merger was the primary reason for the substantial increase in the balance of most average interest-earning asset and interest-bearing liability categories, as the December 2003 quarter reflected the results of St. Francis for only one month. Compared to the fourth quarter of 2003, average loans receivable balances increased by $888 million (16%) to $6.46 billion, average mortgage-backed securities advanced by $404 million (72%) to $963 million and average investment securities were higher by $138 million (23%), totaling $747 million.

Similar to the growth in average interest-earning assets, the expansion of average interest-bearing liabilities was largely due to the full quarter effect from St. Francis. For the quarter, average deposits increased by $823 million (19%) to $5.15 billion while average borrowed funds advanced by $444 million (24%) to $2.32 billion.

NET INTEREST MARGIN: MARCH 2004 V. MARCH 2003. Continuing low interest rates during the past 12 months fueled heavy loan prepayments, loan refinancing activity and lower funding costs. The combination of these factors, along with the lower borrowing costs on liabilities of St. Francis assumed in the merger, translated into the Company's funding costs declining at a faster pace than decreases in assets yields, and led to the 16 basis point increase in the net interest margin.

                               LENDING PRODUCTION

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Loan originations (000's)                          $900,883           $959,948      $1,055,901
    Loan originations - fixed-rate % *                       29%                30%             51%
    Loan originations - refinancing %                        32%                30%             57%

    * exclusive of commercial business loans

While interest rates remained attractive and at historically low levels, refinancing activity slowed during the past two quarters, leading to the lower residential mortgage loan volume compared to a year ago. Home purchase activity in the Bank's markets remains strong. Also, the Company continued to have success in marketing its home equity loan products. Home equity loan balances increased to $1.04 billion at March 31, 2004 compared to $966 million at December 31, 2003 and $447 million at March 31, 2003. Home equity loan balances currently represent approximately 16% of the Company's total loan portfolio.

                               NON-INTEREST INCOME

OVERVIEW. Non-interest income increased to $20.4 million in the current quarter, compared to $16.0 million reported for the quarter ended March 31, 2003. Last year's results were highlighted by significant loan sale gains, higher loan servicing fee expense, some mortgage-backed security gains resulting from balance sheet restructuring and two investment security writedowns. In the current quarter, loan sale gains were much lower, mortgage servicing-related income was higher and investment securities gains were realized on the sale of three securities previously written down.

LOAN SALES AND LOAN SERVICING

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Loans sold (000's)                                 $129,494           $411,257        $477,618
    Loan sale gains (000's)                              $1,780             $3,008          $7,548
    Margin on loan sales                                    137 bp              73 bp          158 bp
    Loan servicing fee income (expense) (000's)            $241               $117         ($1,376)
    Valuation recovery on mtg. servicing rights (000's)    $555             $2,070               -

A decline in loan refinancing activity and a consumer shift toward adjustable-rate mortgage loans led to considerably lower loan sale gains in the current quarter compared to the fourth quarter of 2003 and to last year's first quarter. Positive pricing trends due to rates trending down during most of the current quarter led to higher loan sale margins compared to three months ago. Although slower loan prepayments led to reduced loan sale gains, it also resulted in a decrease in amortization of mortgage servicing rights leading to loan servicing fee income of $241,000 for the quarter. Slower expected prepayments also led to a $555,000 recovery of valuation reserves on servicing rights.

DEPOSIT ACCOUNT SERVICE FEES

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Service charges (000's)                              $7,856             $7,102          $5,439
    Growth rate (year over year)                           44.4%              17.9%           12.7%
    Checking accounts                                   235,600            230,600         157,700

Deposit account service fees advanced considerably compared to the first quarter of 2003, due to the impact of the St. Francis and Fidelity mergers. Considerable competition for checking accounts, particularly in the Chicago markets, along with a tendency for consumers to carry higher average balances in their checking accounts, has significantly slowed the growth rate of this revenue source. In addition, debit card fee income has been negatively impacted by the 2003 VISA lawsuit settlement that reduced debit card interchange revenue for all banks.

REAL ESTATE DEVELOPMENT OPERATIONS

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    RE development income - total (000's)                $1,102             $4,993          $1,635
    RE development income - residential (000's)          $1,102             $2,409          $1,635
    RE development income - commercial (000's)                -             $2,584               -
    Residential lot sales                                    25                 68              55
    Pending lot sales at quarter end                         58                 15              72
    Investment in real estate (000's)                   $32,557            $32,093         $20,451

A total of 21 of the 25 residential lot sales during the quarter were in the Shenandoah subdivision. Most of the residential lot sales in the fourth quarter of 2003, as well as the first quarter of 2003, were also in this 326-lot development, where 109 lots remain as of March 31, 2004. The increase in the investment in real estate compared to a year ago relates primarily to the land purchases for the new Springbank joint venture development in Plainfield, Illinois. Development is expected to begin this year on this project where 1,600 residential lots, 300 multi-family lots and other commercial parcels are planned. Lot sales closings are expected to begin in this development in late 2004.

SECURITIES SALES/WRITEDOWNS

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    INVESTMENT SECURITIES:
    Net gains on sale/writedowns - total (000's)         $2,834                  -         ($5,712)
    Writedowns (only) - (000's)                               -                  -         ($8,132)
    Net gains on sale (only) (000's)                     $2,834                  -          $2,420

    MORTGAGE-BACKED SECURITIES:
    Net gains on sale - total (000's)                      $489                 $9          $5,352

During the quarter, the Company sold three investment securities on which it had previously taken other-than-temporary-impairment writedowns in 2002 and 2003 (including $8.1 million in writedowns taken in the first quarter of 2003). The net gain from the sale of these three securities was $2.7 million. Two of these securities were collateralized by leased aircraft and the other security was a collateralized bond obligation secured by various less than investment grade high yield securities. The market values of these securities had for some time been negatively impacted by weak economic conditions and in the case of the airline-related securities, the well-documented difficulties in this industry. A recovery in the pricing on these securities during the current quarter led to the Company's decision to sell them.

                              NON-INTEREST EXPENSE

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Total non-interest expense (000's)                  $46,890            $37,369         $26,675
    Non-interest expense to average assets                 2.10%             2.02%            1.80%
    Efficiency ratio (1)                                  57.82%            50.12%           46.45%

    (1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.

Non-interest expenses expanded considerably in the current quarter compared to the most recent quarter and compared to the first quarter of 2003, the result of the mergers with St. Francis and Fidelity. Most of the back office cost savings from the St. Francis merger have not yet been achieved as the Company will be running separate data processing systems until May 31 2004, when the conversion is scheduled. The Company expects significant improvement in the non-interest expense to average assets ratio and the efficiency ratio in the second half of 2004.

All major categories of non-interest expense showed large increases due to significant growth of the Company during the past year, including expansion into new markets. The addition of management personnel and infrastructure added to accommodate this growth, also contributed to higher expenses. Compensation and benefits expense totaled $25.6 million in the current period compared to $22.1 million in the quarter ended December 31, 2003 and $15.6 million in the first quarter of last year. The increase compared to a year ago was primarily due to the 2003 mergers, although normal salary increases, higher payroll taxes, increased medical costs and staffing at five other new branch offices opened during the past year also contributed to increased compensation costs.

Office occupancy and equipment costs totaled $6.5 million in the current period compared to $4.7 million in the fourth quarter of 2003 and $3.5 million a year ago. This increase from a year ago is due to the operation of 67 branch offices, nearly double the 34 offices operated at March 31, 2003, and consolidation of four loan operations centers into one location that will result in additional rent expense for most of 2004, but which will improve efficiencies over the long term.

Income tax expense totaled $12.4 million in the current quarter, an effective income tax rate of 33.4%, compared to $11.1 million or an effective income tax rate of 36.5% for the quarter ended March 31, 2003. The decline in the effective income tax rate is primarily due to the tax benefits generated from St. Francis' low income and senior housing projects.

                                  ASSET QUALITY

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    Non-performing loans (NPL) (000's)                  $30,259            $32,787         $25,243
    Non-performing assets (NPA) (000's)                 $32,480            $43,985         $36,941
    NPL / total loans                                       .46%              .51%             .58%
    NPA / total assets                                      .36%              .49%             .62%
    Allowance for loan losses (ALL) (000's)             $34,437            $34,555         $19,471
    ALL  / total loans                                      .53%              .54%             .45%
    ALL / NPL                                             115.6%             105.4%           77.1%
    Provision for loan losses (000's)                      $300                  -               -
    Net charge-offs (000's)                                $418               $177             $12

The Company's asset quality remains good. The sale of two investment securities during the quarter that had been classified as non-performing, resulted in a $7.7 million decline in non-performing assets during the current quarter. A total of 90% of non-performing loans consisted of loans secured by one-to four-family residential properties. The Company recorded a provision for loan losses of $300,000 in the current quarter as loan balances grew and net charge-offs of $418,000 were recorded.


                             BALANCE SHEET & CAPITAL

                                                      QE 3/31/04        QE 12/31/03      QE 3/31/03
                                                      ----------        -----------      ----------
    ASSETS:
    Total assets (000's)                             $9,077,753         $8,933,585      $5,984,930
    Loans receivable (000's)                         $6,454,210         $6,369,107      $4,395,574

    LIABILITIES AND EQUITY:
    Total liabilities (000's)                        $8,162,889         $8,031,981      $5,467,912
    Deposits (000's)                                 $5,618,127         $5,580,455      $3,814,744
    Borrowed funds (000's)                           $2,381,838         $2,299,427      $1,501,500
    Stockholders' equity (000's)                       $914,864           $901,604        $517,018

    OTHER:
    1-4 family residential loans / total loans            60.5%             61.3%            77.3%
    Core deposits / total deposits                        59.9%             58.2%            57.5%
    Book value per share                                 $27.79            $27.27           $22.18
    Stockholders equity / total assets                    10.1%             10.1%             8.6%

The increase in total assets over the past three months totaled $144.2 million (6.5% annualized) and was due primarily to higher loans receivable and mortgage-backed securities balances. With consumers shifting toward adjustable-rate mortgage loans, the Company expects to see increased growth in loans receivable balances as these loans are generally held in portfolio. Loans receivable increased by $85 million during the quarter, which represented annualized growth in loan balances of 5.3%, but this does not take into account $105 million of 15-year loans that were swapped into mortgage-backed securities that the Company continues to hold in portfolio. The percentage of 1-4 family residential loans remained steady during the past three months after changing considerably in the fourth quarter of 2003 as a result of the St. Francis merger. Core deposits grew $115.7 million during the quarter due in part to the successful introduction of a new high-rate checking account product.

During the current quarter, 265,500 shares of common stock were repurchased at an average cost of $42.93 per share. Through March 31, 2004, a total of 1,070,500 shares have been repurchased under the Company's 1.6 million repurchase program at an average price of $39.55 per share. The Bank's tangible, core and risk-based capital percentages of 7.12%, 7.12% and 11.31%, respectively, at March 31, 2004 exceeded all minimum regulatory capital requirements.

                                OUTLOOK FOR 2004

The Company indicated that it currently expects earnings for 2004 to be in the range of $3.45 to $3.55 per diluted share, or an increase of 6-9% over 2003. The Company's projections for 2004 assume balance sheet growth in the 9-11% range with more growth coming in lower yielding adjustable-rate mortgage loans and equity lines of credit than previously expected. In addition, the Company expects less deposit growth than previously expected. This will result in more of the earning asset growth being funded with higher cost wholesale borrowings. Mortgage loan originations are expected to be significantly lower during the year because of reduced refinancing activity. Due to the market shifting toward adjustable rate loans, the Company expects lower loan sale volumes and reduced margins compared to 2003. Assuming modest Federal Reserve tightening in the second half of 2004 and in light of expected changes in loan and funding mix, management expects the net interest margin to be in a range of 3.00%-3.10%. The Company is experiencing slower growth in deposit account service fee revenues than previously expected and is currently estimating income from real estate operations in the range of $9.0-$10.5 million for 2004, with the income heavily weighted in the second half of the year. The projections also assume a strong housing purchase market, continued good credit quality, completion of the Company's previously authorized stock buyback program, and successful conversion and integration of St. Francis' systems in late May 2004. The majority of expected cost savings related to the St. Francis merger will not begin to be realized until the second half of 2004. Based on these timing expectations and projection of loan originations, loan sales and income from real estate development, management expects that earnings will be stronger in the second half of 2004. Due to the timing of the St. Francis data processing conversion, and expenses relating to management personnel and infrastructure added to accommodate the Company's growth, it is expected that the Company's efficiency ratio will be near 51% for 2004 before trending back down in 2005.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 67 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected costs related to the St. Francis transaction, delays in the St. Francis data processing and systems conversions, difficulties implementing the Company's business model in the Milwaukee area markets, unanticipated changes in interest rates or flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in MAF's loan portfolio, higher than expected overhead, infrastructure and compliance costs needed to support growth in the Company's operations, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                                 2004        2003
                                                                                               --------    --------
                                                                                                    (UNAUDITED)
Interest income                                                                                $ 102,007     77,026
Interest expense                                                                                  37,978     35,971
                                                                                               ---------  ---------
   Net interest income                                                                            64,029     41,055
Provision for loan losses                                                                            300          -
                                                                                               ---------  ---------
   Net interest income after provision for loan losses                                            63,729     41,055
Non-interest income:
   Gain (loss) on sale and writedown of:
     Loans receivable held for sale                                                                1,780      7,548
     Mortgage-backed securities                                                                      489      5,352
     Investment securities                                                                         2,834     (5,712)
     Foreclosed real estate                                                                          146        (69)
   Income from real estate operations                                                              1,102      1,635
   Deposit account service charges                                                                 7,856      5,439
   Loan servicing fee income (expense)                                                               241     (1,376)
   Valuation recovery on mortgage servicing rights                                                   555          -
   Brokerage commissions                                                                           1,096        731
   Other                                                                                           4,296      2,467
                                                                                               ---------  ---------
     Total non-interest income                                                                    20,395     16,015
Non-interest expense:
   Compensation and benefits                                                                      25,634     15,638
   Office occupancy and equipment                                                                  6,503      3,531
   Advertising and promotion                                                                       2,407      1,321
   Data processing                                                                                 2,118        973
   Other                                                                                           9,488      4,833
   Amortization of core deposit intangibles                                                          740        379
                                                                                               ---------  ---------
   Total non-interest expense                                                                     46,890     26,675
                                                                                               ---------  ---------
     Income before income taxes                                                                   37,234     30,395
Income taxes                                                                                      12,440     11,107
                                                                                               ---------  ---------
     Net income                                                                                $  24,794     19,288
                                                                                               =========  =========

Basic earnings per share                                                                       $    .75         .83
                                                                                               =========  =========
Diluted earnings per share                                                                          .73         .81
                                                                                               =========  =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                        (UNAUDITED)
                                                                                         MARCH 31,     DECEMBER 31,
                                                                                           2004            2003
                                                                                           ----            ----
ASSETS
------

Cash and due from banks                                                               $   134,608           144,290
Interest-bearing deposits                                                                  58,353            57,988
Federal funds sold                                                                         15,502            19,684
                                                                                      -----------       -----------
    Total cash and cash equivalents                                                       208,463           221,962

Investment securities available for sale, at fair value                                   362,694           365,334
Stock in Federal Home Loan Bank of Chicago, at cost                                       390,893           384,643
Mortgage-backed securities available for sale, at fair value                              940,003           971,969
Mortgage-backed securities held to maturity (fair value $105,856)                         105,139                 -
Loans receivable held for sale                                                             36,696            44,511
Loans receivable, net of allowance for losses of $34,437 and $34,555                    6,417,514         6,324,596
Accrued interest receivable                                                                31,354            31,168
Foreclosed real estate                                                                      1,920             3,200
Real estate held for development or sale                                                   32,557            32,093
Premises and equipment, net                                                               129,895           122,817
Other assets                                                                              121,279           130,615
Goodwill                                                                                  262,217           262,488
Intangibles                                                                                37,129            38,189
                                                                                      -----------       -----------
                                                                                      $ 9,077,753         8,933,585
                                                                                      ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits                                                                             5,618,127         5,580,455
   Borrowed funds                                                                       2,381,838         2,299,427
   Advances by borrowers for taxes and insurance                                           44,404            41,149
   Accrued expenses and other liabilities                                                 118,520           110,950
                                                                                      -----------       -----------
     Total liabilities                                                                  8,162,889         8,031,981
                                                                                      -----------       -----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding                                                        -                 -
   Common stock, $.01 par value;
      80,000,000 shares authorized; 33,121,465 shares issued;
      32,915,327 and 33,063,853 shares outstanding                                            331               331
   Additional paid-in capital                                                             497,375           495,747
   Retained earnings, substantially restricted                                            418,435           402,402
   Accumulated other comprehensive income, net of tax                                       6,510             2,109
   Stock in Gain Deferral Plan; 241,900 and 240,879 shares                                  1,059             1,015
   Treasury stock, at cost; 206,138 at March 31, 2004                                      (8,846)                -
                                                                                      -----------       -----------
       Total stockholders' equity                                                         914,864           901,604
                                                                                      -----------       -----------
                                                                                      $ 9,077,753         8,933,585
                                                                                      ===========       ===========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)
                                   (Unaudited)

                                                      MARCH 31,             DECEMBER 31,              MARCH 31,
                                                        2004                    2003                    2003
                                                        ----                    ----                    ----
Book value per share                              $     27.79             $     27.27             $     22.18
Stockholders' equity to total assets                    10.06%                  10.09%                   8.64%
Tangible capital ratio (Bank only)                       7.12                    7.16                    6.87
Core capital ratio (Bank only)                           7.12                    7.16                    6.87
Risk-based capital ratio (Bank only)                    11.31                   11.45                   12.13
Common shares outstanding:
    Actual                                         32,915,327              33,063,853              23,310,396
    Basic (weighted average)                       33,063,842              27,951,055              23,300,671
    Diluted (weighted average)                     33,931,769              28,836,235              23,852,184

Non-performing loans                              $    30,259             $    32,787             $    25,243
Non-performing assets                                  32,480                  43,985                  36,941
Allowance for loan losses                              34,437                  34,555                  19,471
Non-performing loans to total loans                       .46%                    .51%                    .58%
Non-performing assets to total assets                     .36                     .49                     .62
Allowance for loan losses to total loans                  .53                     .54                     .45
Mortgage loans serviced for others                $ 3,368,439             $ 3,330,039             $ 2,261,784
Capitalized mortgage servicing rights, net             23,808                  24,128                  14,881
Core deposit intangibles                               13,321                  14,061                   6,875

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                       -------------------------
                                                                                          2004           2003
                                                                                       ----------     ----------
Average balance data:
    Total assets                                                                      $ 8,941,881    $ 5,925,958
    Loans receivable                                                                    6,457,794      4,504,911
    Interest-earning assets                                                             8,264,886      5,586,324
    Deposits                                                                            5,154,067      3,473,363
    Interest-bearing liabilities                                                        7,472,967      4,997,307
    Stockholders' equity                                                                  915,680        511,077
Performance ratios (annualized):
    Return on average assets                                                                 1.11%          1.30%
    Return on average equity                                                                10.83          15.10
    Average yield on interest-earning assets                                                 4.94           5.52
    Average cost of interest-bearing liabilities                                             2.04           2.92
    Interest rate spread                                                                     2.90           2.60
    Net interest margin                                                                      3.10           2.94
    Average interest-earning assets to average
      interest-bearing liabilities                                                         110.60%        111.79%
    Non-interest expense to average assets                                                   2.10           1.80
    Non-interest expense to average assets
      and loans serviced for others                                                          1.60           1.33
    Efficiency ratio (1)                                                                    57.82          46.45
Loan originations                                                                     $   900,883    $ 1,055,901
Loans sold                                                                                129,494        477,618
Cash dividends declared per share                                                             .21            .18

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.